SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

Cincinnati Bell Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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CINCINNATI BELL INC.

201 East Fourth Street

Cincinnati, Ohio 45202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 28, 2006

To Our Shareholders:

The 2006 Annual Meeting of Shareholders of Cincinnati Bell Inc. (the “Company”) will be held on Friday, April 28, 2006, at 11:00 a.m., Eastern Daylight Savings Time, at the METS Center, 3861 Olympic Boulevard, Erlanger, Kentucky 41018, for the following purposes:

1.	To elect three Class I directors to serve three-year terms ending in 2009;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Company for the year 2006; and

3.	To consider any other matters that may properly come before the meeting.

The Board of Directors has established the close of business on February 28, 2006 as the record date (the “Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the meeting. Only shareholders of record at the close of business on the Record Date are entitled to vote on matters to be presented at the Annual Meeting.

YOUR VOTE IS IMPORTANT. PLEASE READ THE ENCLOSED MATERIAL AND VOTE YOUR SHARES. YOU CAN VOTE VIA THE INTERNET, BY TELEPHONE, OR BY MAILING YOUR COMPLETED AND SIGNED PROXY CARD OR VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU ARE THE SHAREHOLDER OF RECORD FOR YOUR SHARES, YOU CAN ALSO VOTE AT THE ANNUAL MEETING.

Your prompt response will also help reduce proxy costs and will help you avoid receiving follow-up telephone calls or mailings. Voting via the Internet or by telephone will help reduce proxy costs even further.

We have enclosed the Proxy Statement with this notice of the Annual Meeting.

By Order of the Board of Directors

Christopher J. Wilson

General Counsel and Secretary

March 15, 2006

CINCINNATI BELL INC.

201 East Fourth Street

Cincinnati, Ohio 45202

PROXY STATEMENT

For the Annual Meeting of Shareholders

to be held on Friday, April 28, 2006

This Proxy Statement and the accompanying proxy card or voting instruction card are furnished to the shareholders of Cincinnati Bell Inc., an Ohio corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the 2006 Annual Meeting of Shareholders. The Annual Meeting will be held on Friday, April 28, 2006, at 11:00 a.m., Eastern Daylight Savings Time, at the METS Center, 3861 Olympic Boulevard, Erlanger, Kentucky 41018. The combined Notice of Annual Meeting of Shareholders, Proxy Statement and the accompanying proxy card or voting instruction card, the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and the Company’s Summary Annual Report 2005 is first being mailed to the shareholders on or about March 24, 2006.

The Company’s Board of Directors has established the close of business on February 28, 2006 as the record date (the “Record Date”) for determining shareholders entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Only shareholders of record at the close of business on the Record Date will be entitled to vote on matters to be presented at the Annual Meeting.

The agenda for the Annual Meeting is as follows:

1.	To elect three Class I directors to serve three-year terms ending in 2009;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Company for the year 2006; and

3.	To consider any other matters that may properly come before the meeting.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

Cincinnati Bell Inc. is a full-service local provider of data and voice communications services and equipment and a regional provider of wireless and long distance communications services. The Company provides telecommunications services on its owned local and wireless networks with a well-regarded brand name and reputation for service.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these proxy materials?

A:    The Company’s Board of Directors (the “Board”) is providing these proxy materials to you in connection with the Annual Meeting of Shareholders, which will take place on April 28, 2006. As a shareholder, you are invited to attend the meeting and are entitled to vote on the proposals described in this Proxy Statement.

Q:	What information is contained in the package of materials that I received?

A:    This combined Proxy Statement, Annual Report on Form 10-K for the year ended December 31, 2005, which includes our 2005 consolidated financial statements, and Summary Annual Report 2005 includes information relating to the proposals to be voted on at the meeting, the voting process, the compensation of directors and certain officers, and certain other information required by the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the rules and listing standards of the New York Stock Exchange (the “NYSE”). Also enclosed is a proxy card or voting instruction card for your use in voting.

Q:	What proposals will be voted on at the meeting?

A:    There are currently two proposals scheduled to be voted on at the meeting: the election of three Class I directors to serve three-year terms ending in 2009; and the ratification of the appointment of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche LLP”) as the independent registered public accounting firm (“Independent Accountants”) to audit the financial statements of the Company for the year 2006.

Q:	What is the Board of Directors’ voting recommendation?

A:    The Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of the appointment of Deloitte & Touche LLP as Independent Accountants to audit the financial statements of the Company for the year 2006.

Q:	What shares can I vote?

A:    You may vote all Company common shares and 6 3/4% Cumulative Convertible Preferred Shares that you own as of the close of business on the Record Date. These shares include: (1) shares held directly in your name as the shareholder of record, including common shares purchased through the Cincinnati Bell Employee Stock Purchase Plan, Cincinnati Bell Retirement Savings Plan, or Cincinnati Bell Inc. Savings and Security Plan and credited to your account under any of such plans; and (2) shares held for you as the beneficial owner through a broker or other nominee.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:    Many Cincinnati Bell shareholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Cincinnati Bell’s transfer agent, Computershare Investor Services, LLC, you are considered the shareholder of record for those shares, and Cincinnati Bell is sending these proxy materials directly to you. As a shareholder of record, you may grant your voting proxy directly to Cincinnati Bell to vote your shares or you may vote your shares in person at the meeting. Cincinnati Bell has enclosed a proxy card for your use in voting by proxy.

Beneficial Owner

If your shares are held in a stock brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and your broker or nominee is considered to be the shareholder of record. If you are a beneficial owner, your broker or nominee has forwarded these proxy materials to you. As the beneficial owner, you may direct your broker or nominee to vote. Your broker or nominee has provided a voting instruction card for you to use in directing the broker or nominee on how to vote your shares. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares at the meeting?

A:    Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to attend the meeting and vote in person, please bring the enclosed proxy card and proof of identification. Shares you hold beneficially, in street name, cannot be voted at the Annual Meeting unless you obtain a signed proxy from the shareholder of record authorizing you to vote these shares at the Annual Meeting.

Q:	How can I vote my shares without attending the meeting?

A:    Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the meeting. For shares held directly as the shareholder of record, you may vote by granting a proxy. For shares held in street name, you may vote by submitting voting instructions to your broker or nominee. You may also vote via the Internet or by telephone. Please refer to the summary instructions below and those included on your proxy card or voting instruction card.

Via the Internet — If you have Internet access, you may submit your vote from any location by following the “Vote by Internet” instructions on your proxy card or voting instruction card.

By telephone — If you live in the United States or Canada, you may submit your vote by following the “Vote by Phone” instructions on the proxy card or voting instruction card.

By mail — You may vote by mail by completing and signing your proxy card or voting instruction card and mailing it in the accompanying enclosed, pre-addressed postage-paid envelope.

Q:	Can I change my vote?

A:    Yes. You may change your voting instructions at any time prior to the vote at the Annual Meeting. For shares you hold as the shareholder of record, you may change your vote by either: (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy); (ii) notifying the Company’s Secretary in writing that you want to revoke your earlier proxy; or (iii) attending the Annual Meeting, giving notice of your proxy revocation in open meeting and voting in person. Please note that mere attendance at the meeting will not cause your previously granted proxy to be revoked; at the Annual Meeting you must specifically request to revoke your previous proxy. For shares held beneficially by you in street name, you may change your vote by submitting new voting instructions to your broker or nominee.

Q:	How do I vote for the proposals?

A:    For the election of directors, you may vote “FOR” all of the nominees, or you may withhold your vote with respect to one or more of the nominees. For the ratification of the appointment of Deloitte & Touche LLP as Independent Accountants to audit the financial statements of the Company for the year 2006, you may vote “FOR” the proposal, or you may vote against the proposal or you may abstain from voting with respect to the proposal. To do so, you must follow the instructions on your proxy card or voting instruction card or, if voting via the Internet or by phone, by following the instructions when prompted. If you sign your proxy card or broker voting instruction card and do not provide instructions concerning your vote, your shares will be voted in accordance with the recommendation of the Board, as described in “What is the Board of Directors’ voting recommendation?” above. If you hold common shares through a Cincinnati Bell or Convergys Corporation employee or director plan managed by Fidelity Management Trust Company (“Fidelity”), follow the instructions below.

Q:	If I own shares through a Cincinnati Bell or Convergys Corporation employee or director plan managed by Fidelity, how will my shares be voted?

A:    If you are a participant in the Cincinnati Bell Inc. Executive Deferred Compensation Plan, Cincinnati Bell Inc. Retirement Savings Plan, Cincinnati Bell Inc. Savings and Security Plan, Cincinnati Bell Inc. Deferred Compensation Plan for Outside Directors or the Convergys Corporation Retirement and Savings Plan, you have the right to direct Fidelity to vote any Cincinnati Bell shares credited to your account. For director nominations, you should follow the instructions on your proxy card. If no direction is made, or, if you vote by mail and your proxy card is not signed or has not been received by close of business on April 27, 2006, the shares credited to your account will not be voted.

Q:	What is the voting requirement to approve the proposals?

A:     In the election of directors, the three persons receiving the highest number of “FOR” votes will be elected. For the ratification of the appointment of Deloitte & Touche LLP as Independent Accountants to audit the financial statements of the Company for the year 2006, if the proposal receives a majority of “FOR” votes, the proposal will pass. With the exception of the election of directors, abstentions will count as votes against the proposal. If you are a beneficial owner and do not respond to your broker’s or nominee’s request for voting instructions or do not sign your voting instruction card, your shares will constitute broker non-votes, as described in “What is the quorum requirement for the meeting?” below. In tabulating the voting result, broker non-votes are not considered entitled to vote. There are no cumulative voting rights for either the common shares or 6 3/4% Cumulative Convertible Preferred Shares.

Q:	What does it mean if I receive more than one proxy card or voting instruction card?

A:    It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the meeting?

A:    We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the first quarter of fiscal year 2006.

Q:	What happens if additional proposals are presented at the meeting?

A:    Other than the proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Bruce L. Byrnes, Robert W. Mahoney and Daniel J. Meyer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of the nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Q:	What classes of shares are entitled to be voted?

A:    Each common share and each 6 3/4% Cumulative Convertible Preferred Share outstanding as of the close of business on the Record Date is entitled to vote on all items being voted upon at the Annual Meeting. You are entitled to one vote for each common share and one vote for each 6 3/4% Cumulative Convertible Preferred Share you own on the Record Date. The 6 3/4% Cumulative Convertible Preferred Shares will vote with the common shares as one class on each of the proposals described in this Proxy Statement. On the Record Date, we had 247,125,771 common shares and 155,250 6 3/4% Cumulative Convertible Preferred Shares issued and outstanding.

Q:	What is the quorum requirement for the meeting?

A:    The quorum requirement for holding the meeting and transacting business is the presence, in person or by proxy, of a majority of the common and preferred shares issued and outstanding and entitled to vote at such meeting. However, even if a quorum is present, if any particular action requires other than a simple majority of the quorum under either the law, the Company’s Amended Articles of Incorporation or the Company’s Amended Regulations, that particular action will not be approved unless the required percentage of affirmative votes has been obtained.

Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Abstentions are also counted as shares present and entitled to be voted. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted upon at the meeting.

Q:	Who will count the votes?

A:    A representative of Computershare Investor Services, LLC, Cincinnati Bell’s transfer agent and registrar, will tabulate the votes and act as the inspector of election.

Q:	Is my vote confidential?

A:    Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects voting privacy. Your vote will not be disclosed either within Cincinnati Bell or to third parties except (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, or (iii) to facilitate a successful proxy solicitation by the Board. Occasionally, shareholders provide written comments on their proxy card, which are then forwarded to Cincinnati Bell’s management.

Q:	Who will bear the cost of soliciting votes for the meeting?

A:    Cincinnati Bell is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. If you choose to access the proxy materials and/or vote via the Internet, however, you are responsible for any Internet access charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We also have hired Georgeson Shareholder Communications Inc. to assist us in the distribution of proxy materials and the solicitation of votes. We will pay Georgeson Shareholder Communications Inc. a fee of $11,000 plus expenses for these services. We will also reimburse brokerage houses and other nominees for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

Q:	What percentage of the Company’s issued and outstanding voting shares do our directors and executive officers beneficially own?

A:    Our directors and executive officers owned approximately 3.6% of our voting shares as of the Record Date.

Q:	Do any of our shareholders hold more than 5% of the issued and outstanding shares of any class of the Company’s voting stock?

A:    As of December 31, 2005 (unless otherwise indicated), each of the following entities indicated that they held more than 5% of the issued and outstanding common shares of the Company: Barclays Global Investors, N.A. and its affiliates, Brandes Investment Partners, L.P. and its affiliates, Gabelli Funds, LLC and its affiliates (as of November 22, 2005), and The Goldman Sachs Group, Inc. and its affiliates (as of February 23, 2006). See page 20 for more details on number of shares owned and percentage ownership as of the Record Date or an earlier date, if indicated.

Q:	What is householding?

A:    Householding is a process that allows the Company to reduce costs and increase efficiencies by mailing only one copy of Company communications, such as this Proxy Statement, to multiple shareholders who reside at the same household mailing address. If you and other shareholders at the same household mailing address are currently receiving only one copy of Company communications at your mailing address but would like to receive separate copies, please see the instructions on page 38. If you and other shareholders at the same mailing address are currently receiving multiple copies of Company communications but would like to participate in our householding program, please see the instructions on page 38.

BOARD STRUCTURE AND COMPENSATION

General Information

Our Board currently has ten directors and the following four committees: (1) Audit and Finance, (2) Compensation, (3) Executive, and (4) Governance and Nominating. The members and function of each committee are described below. During fiscal year 2005, the Board held 13 meetings, and no director attended less than 75% of all Board and applicable committee meetings during the period in which he or she served as a director.

The Board evaluated the independence of each director. Based on an analysis of information supplied by the directors, the Board evaluated whether any director has any material relationship with the Company, either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board has determined that each director, except Mr. Cassidy, is an independent director according to the rules and listing standards of the NYSE. See page 12 for more details on certain relationships between the Company and our directors.

Under the Company’s Corporate Governance Guidelines, directors are expected to attend the annual meeting of shareholders. All of the directors, except for Mr. Shumate, attended the 2005 Annual Meeting of Shareholders. Mr. Shumate did not join the Board until July 22, 2005, after the 2005 Annual Meeting of Shareholders.

Corporate Governance

The Company’s Corporate Governance Guidelines are available on the Company’s website, www.cincinnatibell.com, in the Corporate Governance Section of the Corporate Information webpage.

Committees of the Board

The following table sets forth the membership of the committees of the Board of Directors:

Name of Director	Audit and Finance		Compensation		Executive		Governance and Nominating
Non-Employee Directors
Bruce L. Byrnes			X		X		X	*
Phillip R. Cox	X		X		X	*	X
Robert W. Mahoney	X						X
Daniel J. Meyer	X	*	X		X
Michael G. Morris			X	*	X		X
Carl Redfield	X						X
David B. Sharrock			X
Alex Shumate							X
John M. Zrno	X						X
Employee Director
John F. Cassidy					X

X = Committee member; * = Chair

Audit and Finance Committee:  The Audit and Finance Committee consists of five persons, none of whom is an officer of the Company. The Committee held 12 meetings during 2005. The purpose of the Committee is to assist the Board of Directors in its oversight of (i) the integrity of the financial statements of the Company, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independence and qualifications of the independent auditor, and (iv) the performance of the Company’s internal audit function and independent auditors. To this end, the Audit and Finance Committee meets in executive session with its own members, and may also meet separately with the Independent Accountants, the Company’s internal auditors, General Counsel or members of management.

The Board has determined that each member of the Audit and Finance Committee satisfies the independence requirements of the rules and regulations of the SEC and the independence and other requirements of the rules and listing standards of the NYSE. No member of the Audit and Finance Committee serves on the audit committees of more than three public companies. In addition, the Board has determined that Daniel J. Meyer, Robert W. Mahoney and John M. Zrno are audit committee financial experts as defined in the regulations of the SEC and that each member of the Committee is financially literate as defined by the rules and listing standards of the NYSE. The Audit and Finance Committee Charter is available on the Company’s website, www.cincinnatibell.com, in the Corporate Governance Section of the Corporate Information webpage.

Compensation Committee:  The Compensation Committee consists of five persons, none of whom is an officer. The Committee held five meetings during 2005. The Compensation Committee is responsible for ensuring that directors and certain key executives are effectively compensated in terms of base compensation and short- and long-term incentive compensation and benefits that are competitive. In addition, the Committee is responsible for evaluating the performance of the Chief Executive Officer and reviewing with management the succession planning process for key executive positions. The Board has determined that each member of the Compensation Committee satisfies the independence requirements of the rules and listing standards of the NYSE. The Compensation Committee Charter is available on the Company’s website, www.cincinnatibell.com, in the Corporate Governance Section of the Corporate Information webpage.

Executive Committee:  The Executive Committee consists of five persons, one of whom is an officer. The Committee held one meeting during 2005. The Committee acts on behalf of the Board in certain matters when necessary during the intervals between Board meetings.

Governance and Nominating Committee:  The Governance and Nominating Committee consists of seven persons, none of whom is an officer. The Committee held four meetings during 2005. The Committee identifies individuals to become members of the Board, periodically reviews the size and composition of the Board, recommends committee appointments and chairpersons to the Board, periodically reviews and recommends to the Board updates to the Company’s Corporate Governance Guidelines and related Company policies and oversees an annual evaluation of the Board and its committees. The Board has determined that each member of the Governance and Nominating Committee satisfies the independence requirements of the rules and listing standards of the NYSE. The Governance and Nominating Committee Charter is available on the Company’s website, www.cincinnatibell.com, in the Corporate Governance Section of the Corporate Information webpage.

Director Nominations

The Governance and Nominating Committee will consider director candidates recommended by shareholders.

The Committee’s process for identifying and evaluating candidates to be nominated as directors is as follows: Any qualified individual or group, including shareholders, incumbent directors and members of top management, may propose a candidate for the Board at any time. Background information on proposed candidates is forwarded to the Governance and Nominating Committee. The Committee will, when an opening for a director occurs, review forwarded materials on prospective candidates. A candidate selected from that review will be interviewed by all members of the Committee, unless such interview is voluntarily waived by a member or members. If approved by the Committee, the candidate will be recommended to the full Board for consideration. There are no differences in the manner in which the Committee evaluates shareholder-recommended candidates.

The selection criteria for board members includes the following: established leadership reputation in his or her field; recognized for good business judgment; active in business; knowledge of business on a national/global basis; meets high ethical standards; familiar with the field of telecommunications services; commitment to board/committee meeting attendance; and contribution to gender, racial and/or geographical diversity of board.

Director Compensation Arrangements

Compensation for Employee Directors

Directors who are also employees of the Company (or any subsidiary of the Company) receive no additional compensation for serving on the Board or its committees.

General Compensation Policy for Non-Employee Directors

Directors who are not employees of the Company or any subsidiary of the Company (“non-employee directors”) receive a $30,000 annual retainer plus $2,000 for each Board and committee meeting attended. The chairperson of the Audit and Finance Committee receives a $15,000 annual retainer, and the chairpersons of the Governance and Nominating Committee and the Compensation Committee receive a $5,500 annual retainer. The members of the Audit and Finance Committee receive a $5,000 annual retainer and members of each of the Compensation Committee and the Governance and Nominating Committee receive a $2,500 annual retainer. Mr. Cox, Chairman of the Board, received $180,000 for his service as Chairman in 2005, in addition to the applicable retainers and meeting fees described above.

Non-Employee Directors Deferred Compensation Plan

The Cincinnati Bell Inc. Deferred Compensation Plan for Outside Directors (the “Directors Deferred Compensation Plan”) currently allows each non-employee director of the Company to choose to defer receipt of all or a part of his or her director fees and annual retainers and to have such deferred amounts credited to an account of the director under the plan. A non-employee director may also choose to have such deferrals assumed to be invested among a number of investment options that are designated for this purpose by the Compensation Committee of the Board, and his or her account under the plan is adjusted by the investment returns that would result if such amounts were assumed to be invested in the investment options that he or she chooses. A non-employee director is fully vested in the amounts that are credited to his or her account under the plan pursuant to the rules described in this paragraph.

In addition, each non-employee director of the Company on January 3, 2006 had his or her account under the Directors Deferred Compensation Plan credited on such date with an amount equal to the value of 6,000 common shares of the Company. Subject to future changes in the plan, each non-employee director of the Company may, in the discretion of the Board, also have his or her account under the plan credited on any date after January 1, 2006 with an amount equal to the value of a number of Company common shares determined by the Board. The Board will exercise its discretion in crediting amounts to the plan accounts of the non-employee directors with the intent that such credits, together with other compensation that either is paid in the form of common shares or has its value determined in relation to the value of common shares (such grants and such other compensation referred to as “Company equity-based compensation”), provide Company equity-based compensation for the Company’s non-employee directors that each year is approximately equal to the median level of the value of equity-based compensation provided by a group of comparable peer group companies to such other companies’ non-employee directors. A non-employee director’s account under the plan is also adjusted by the investment returns that would result if such amounts were assumed to be invested exclusively in common shares. A non-employee director will generally be vested in the amounts credited to his or her account under the plan pursuant to the rules described in this paragraph only if he or she completes at least five years of active service as a non-employee director of the Company (with a fraction of a year of service as a non-employee director being rounded up or down to the nearest whole year) or if he or she dies while a member of the Board.

A non-employee director of the Company who served as a non-employee director prior to 2006 may also have had additional amounts credited to his or her account under the Directors Deferred Compensation Plan based on his or her deferral of director fees and annual retainers for years before 2006 or on other extra amounts that were credited by the Company to his or her account under the plan prior to such year. The portion of a non-employee director’s account under the plan that is attributable to such pre-2006 credited amounts is also adjusted by the investment returns that would result if such amounts were assumed to be invested in investment options that he or she chooses, in common shares or in other investments, depending on the particular credits that are involved.

Other than for certain circumstances described below and subject to future changes in the Directors Deferred Compensation Plan, a non-employee director of the Company can, if he or she complies with specific election rules and procedures set forth in or adopted under the plan and with the requirements of applicable law (including the American Jobs Creation Act of 2004, which generally applies to any compensation of a non-employee director that is credited to his or her account under the plan in 2005 or any later year), elect that the vested amounts credited to his or her account under the Directors Deferred Compensation Plan will not be received by him or her (and thereby generally will not be subject to federal income tax) until after he or she has ceased to be a member of the Board or until a specific year he or she chooses that is not earlier than the year in which the sixth annual anniversary of his or her deferral election occurs. He or she generally may also elect to have the vested amounts credited to his or her plan account, when they are to be paid, distributed in a lump sum or in up to ten annual installments.

Each payment made to a non-employee director of the vested amounts credited to his or her account under the Directors Deferred Compensation Plan is made in the form of cash to the extent such amounts are deemed to be invested under the plan other than in common shares and will be distributed in the form of common shares to the extent such amounts are deemed to be invested under the plan in such shares; except that (i) the vested portion of his or her account under the plan that is attributable to the annual credits that are or have been made to his or her plan account for serving as a member of the Board and (ii) the value of any vested amount that is deemed to be invested in a fractional common share will, in each such case, only be paid in cash.

The Company will reimburse a non-employee director for all reasonable commissions or similar costs he or she incurs in selling any common shares he or she receives under the Directors Deferred Compensation Plan, or make arrangements to permit the director to have such shares sold without commissions or similar fees charged to him or her, if the director wants to sell such shares shortly (generally within two weeks) after he or she receives them.

The Directors Deferred Compensation Plan provides three exceptions to the rules regarding the timing of distributions of a non-employee director’s account under the plan: (i) in the event of a change in control of the Company; (ii) at the election of the non-employee director in the event of severe financial hardship; and (iii) at the election of the non-employee director if he or she agrees to certain forfeitures and restrictions (although, under the American Jobs Creation Act of 2004, this final exception cannot apply to amounts attributable to compensation credited on or after January 1, 2005 to a non-employee’s account under the plan).

Until paid, all amounts credited to a non-employee director’s account under the Directors Deferred Compensation Plan are not funded or otherwise secured, and all payments under the plan are made from the general assets of the Company.

The Directors Deferred Compensation Plan must comply with the requirements of the American Jobs Creation Act of 2004 in order to retain its ability to defer federal income tax on certain amounts credited to a non-employee director’s account under the plan. The Company intends to amend the plan on a timely basis in order to meet such requirements and to administer the plan in accordance with such requirements.

Non-Employee Directors Stock Option Plan

The Company grants its non-employee directors stock options to purchase common shares under the Cincinnati Bell Inc. 1997 Stock Option Plan for Non-Employee Directors (the “Directors Stock Option Plan”). Pursuant to the current terms of such plan, each non-employee director of the Company may, in the discretion of the Board, be granted on or after January 1, 2006:

•	a stock option for a number of common shares (as determined by the Board) on the first day of his or her initial term of office as a non-employee director of the Company; and

•	a stock option for a number of common shares (as determined by the Board) on the date of each annual meeting, if such director first became a non-employee director of the Company before the date of such annual meeting and continues in office as a non-employee director after such meeting.

In 2005, on the first day of his initial term of office as a non-employee director of the Company, Mr. Shumate received a stock option grant for 25,000 common shares. On the date of the 2005 annual meeting, each non-employee director in office prior to such annual meeting received a stock option grant for 9,000 common shares.

The Board will exercise its discretion in granting such options on and after January 1, 2006 with the intent that such grants, together with other Company equity-based compensation, provide Company equity-based compensation for the Company’s non-employee directors that each year is competitive with the value of equity-based compensation provided by comparable companies to their non-employee directors.

In addition, a non-employee director of the Company may elect, prior to the start of any calendar year, to waive all or a portion (in 25% increments) of his or her retainer and other director fees from the Company for such calendar year and in return receive an additional stock option under the Directors Stock Option Plan as of the first business day of such calendar year. The number of common shares to be subject to such elected option will be determined by the Board in its discretion (and generally, in the absence of another method chosen by the Board, will be determined by dividing the anticipated retainer and other fees for the calendar year for which the director is waiving the fees by the per share value of the stock option as determined under a reasonable valuation method adopted by the Board).

A non-employee director of the Company who served as a non-employee director prior to 2006 may also have had additional stock options granted to him or her before 2006 under the Directors Stock Option Plan.

Each stock option granted to a non-employee director under the Directors Stock Option Plan requires that, upon the exercise of the option, the price to be paid for the common shares that are being purchased under the option will be equal to 100% of the fair market value of such shares as determined at the time the option is granted.

With certain exceptions provided in the Directors Stock Option Plan, a non-employee director of the Company who is granted an option under the plan generally will have ten years from the date of the grant of the option to elect to exercise the option.

Other Compensation for Non-Employee Directors

The Company also provides its non-employee directors who live in the Cincinnati area with certain telecommunications services. The average annual cost of such services was approximately $2,027 per non-employee director in 2005 who received such services.

Executive Sessions of Non-Management Directors

The non-management directors of the Company meet in executive session without management present at each regularly scheduled meeting of the Board of Directors. Mr. Cox presides at the meeting of the non-management directors.

COMPENSATION INTERLOCKS AND INSIDER PARTICIPATION

None to report.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Although the following disclosures are not required under SEC rules because the aggregate value of the transactions are less than the relevant reporting thresholds, the Company has been a party to transactions in the ordinary course of business with Cisco Systems, Inc. and The Procter & Gamble Company. A member of the Board serves in an executive capacity at each of those companies: Mr. Redfield serves as an Executive Vice President at Cisco Systems, Inc. and Mr. Byrnes serves as Vice Chairman and President — Global Health Care at The Procter & Gamble Company.

The Company believes that these transactions are immaterial relationships that do not impact the independence either of Mr. Redfield or of Mr. Byrnes. The Company entered into these transactions in the ordinary course of its business and under competitive marketplace conditions. The Company believes that these transactions were on terms that were reasonable and in the best interests of the Company. The Board has determined that Mr. Redfield and Mr. Byrnes received no material benefit as a result of these transactions.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has a Code of Business Conduct applicable to all officers and employees that describes requirements related to ethical conduct, conflicts of interest and compliance with laws. In addition to the Code of Business Conduct, the Chief Executive Officer and senior financial officers are subject to the Code of Ethics for Senior Financial Professionals. The directors are subject to the Code of Ethics for Directors.

The Company’s Code of Business Conduct, Code of Ethics for Senior Financial Professionals and Code of Ethics for Directors are available on the Company’s website, www.cincinnatibell.com, in the Corporate Governance Section of the Corporate Information webpage.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

The Board of the Company presently consists of ten members, one of whom is an officer of the Company. The Company’s Amended Articles of Incorporation provide for the directors to be divided into three classes. At each annual meeting of shareholders, directors constituting a class are elected for three-year terms. Upon election, the terms of the three directors in Class I expire in 2009. The terms of the three directors in Class II expire in 2007. The terms of the four directors in Class III expire in 2008. The directors of each class will serve until their respective successors are elected and qualified.

The Board has nominated Carl Redfield, David B. Sharrock and Alex Shumate, all of whom are incumbent directors, as Class I directors, to serve until the 2009 annual meeting of shareholders. Information regarding the business experience of each nominee is provided below.

If one or more of the nominees should at the time of the meeting be unavailable or unable to serve as a candidate, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board. The Board knows of no reason why any of the nominees will be unavailable or unable to serve.

Our Recommendation

The three director nominees who receive the greatest number of votes will be elected to the Board of Directors. The Board recommends election of each of the nominees.

The following are brief biographies of each director of the Company, including those nominated for election.

NOMINEES FOR CLASS I DIRECTORS

(Terms Expire in 2009)

Carl Redfield	Mr. Redfield has been Senior Vice President of Worldwide Manufacturing/ Logistics of Cisco Systems, Inc. (a networking and telecommunications company) since 1997 and was Vice President, Manufacturing/Logistics of Cisco Systems, Inc., from 1993 through 1999. Prior to that time, he served as Senior Director, Manufacturing/Logistics Personal Computer Group of Digital Equipment Corporation from 1975 through 1993. He is a director of VA Software Corporation. Director since 2000. Age 59.

David B. Sharrock	Mr. Sharrock has been a consultant since 1994. Prior to that time, he served as Executive Vice President and Chief Operating Officer of Marion Merrell Dow Inc. (a researcher, manufacturer and seller of pharmaceutical products) from 1989 through 1993. He served as President and Chief Operating Officer of Merrell Dow Pharmaceuticals Inc. from 1988 through 1989. He is a director of Indevus Pharmaceuticals Inc., Praecis Pharmaceuticals, Inc. and MGI Pharma, Inc. Director since 1987. Age 69.

Alex Shumate	Mr. Shumate has been the managing partner of the Columbus office of Squire, Sanders & Dempsey L.L.P. (an international law firm) since 1991. Prior to joining the firm in 1988, he served as Chief Counsel and Deputy Chief of Staff to the Governor of the State of Ohio and as Assistant Attorney General, State of Ohio. He is a director of Nationwide Financial Services and Wm. Wrigley Jr. Company. Director since 2005. Age 55.

CLASS II DIRECTORS

(Terms Expire in 2007)

Phillip R. Cox	Mr. Cox has been President and Chief Executive Officer of Cox Financial Corporation (a financial planning services company) since 1972. He is a director of the Federal Reserve Bank of Cleveland, Cinergy Corp., The Timken Company, Touchstone Mutual Funds, Long Stanton Manufacturing Company and the Chairman of the Board of Trustees for the University of Cincinnati. Director since 1993. Age 58.

Michael G. Morris	Mr. Morris has been the President and Chief Executive Officer of American Electric Power (an electric and gas utility) since January 2004 and the Chairman of AEP since February 2004. Before joining AEP, he was the Chairman, President and Chief Executive Officer of Northeast Utilities System from 1997 through December 2003. Prior to that time, he served as President and Chief Executive Officer of Consumers Energy, the principal subsidiary of CMS Energy, and as President of CMS Marketing, Services and Trading. He is a director of Spinnaker Exploration Company and Flint, Inc. Director since 2003. Age 59.

John M. Zrno	Mr. Zrno is retired. He was President and Chief Executive Officer of IXC Communications, Inc. (a telecommunications company) from June 1999 through November 1999. He served as President and Chief Executive Officer of ALC Communications Corporation from 1988 through 1995. He is a director of BullsEye Telecom. Director since 1999. Age 67.

CLASS III DIRECTORS

(Terms Expire in 2008)

Bruce L. Byrnes	Mr. Byrnes has been Vice Chairman of the Board and President-Global Household Care of The Procter & Gamble Company (a consumer products company) since 2004. He has held the following positions at The Procter & Gamble Company: Vice Chairman of the Board and President — Global Beauty & Feminine Care and Global Health Care from 2002 through 2004; President — Global Beauty Care and Global Health Care from 2000 through 2002; President — Global Health Care from 1999 through 2000; and President — Health Care Products — North America from 1997 through 1999. He is a director of The Procter & Gamble Company. Director since 2003. Age 57.

John F. Cassidy	Mr. Cassidy has been the President and Chief Executive Officer of Cincinnati Bell Inc. since July 2003 and a director of Cincinnati Bell Inc. since September 2002. Among other positions held with the Company’s subsidiaries, he has been President and Chief Operating Officer of Cincinnati Bell Telephone Company since May 2001; and President of Cincinnati Bell Wireless Company since 1997. Prior to that time, he served as Senior Vice President, National Sales & Distribution of Rogers Cantel in Canada from 1992 through 1996; as Vice President, Sales and Marketing of Ericsson Mobile Communications from 1990 through 1992; and as Vice President, Sales and Marketing of General Electric Company from 1988 through 1990. Director since 2002. Age 51.

Robert W. Mahoney	Mr. Mahoney is retired. He served as Chairman of the Board and Chief Executive Officer of Diebold, Inc. from 1988 until April 2000. Prior to that time, he served as President and Chief Executive Officer from 1985 until 1988. He is a director of The Timken Company, The Sherwin-Williams Company and a director and Chairman of the Board of the Federal Reserve Bank of Cleveland. Director since 2004. Age 69.

Daniel J. Meyer	Mr. Meyer is retired and the former Chairman and Chief Executive Officer of Milacron, Inc. (a manufacturer of metal working fluids and plastics processing machinery and systems) from 1991 through May 2001. He is a director of AK Steel Holding Corporation and Hubbell Incorporated. Director since 1999. Age 69.

CHANGE IN INDEPENDENT ACCOUNTANT

On March 21, 2005, the Audit and Finance Committee dismissed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

The reports of PricewaterhouseCoopers LLP on the Company’s consolidated financial statements for the 2003 and 2004 fiscal years contained no adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

During the 2003 and 2004 fiscal years and through March 21, 2005, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the disagreements in their reports on the Company’s consolidated financial statements for such years.

During the 2003 and 2004 fiscal years and through March 21, 2005, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided a copy of the above disclosures to PricewaterhouseCoopers LLP and asked PricewaterhouseCoopers LLP to provide it with a letter addressed to the SEC stating whether or not PricewaterhouseCoopers LLP agreed with the Company’s statements. A copy of that letter, dated March 24, 2005, stating that PricewaterhouseCoopers LLP has no disagreements with the Company’s statements, was filed as Exhibit 16.1 to our report on Form 8-K filed with the SEC on March 24, 2005.

On March 21, 2005, the Audit and Finance Committee engaged Deloitte & Touche LLP as the Company’s Independent Accountants for the fiscal year ending December 31, 2005, effective upon the final completion of Deloitte & Touche LLP’s customary client acceptance procedures and execution of an engagement letter. During the 2003 and 2004 fiscal years and through March 21, 2005, the Company did not consult with Deloitte & Touche LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters that were either the subject of a disagreement or a reportable event as defined in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

(Item 2 on the Proxy Card)

The Company’s Audit and Finance Committee Charter provides that the Committee shall have the sole authority and responsibility to select, evaluate and, if necessary, replace the Company’s independent accountants.

On March 9, 2006 the Audit and Finance Committee retained Deloitte & Touche LLP as its Independent Accountants to audit the financial statements of the Company for the fiscal year ending December 31, 2006.

The Company is asking the shareholders to ratify its appointment of Deloitte & Touche LLP as Independent Accountants of the Company for the fiscal year ending December 31, 2006. If the shareholders do not ratify this appointment, the Audit and Finance Committee will consider such results and determine whether to recommend and appoint a different Independent Accountant to audit the financial statements of the Company for the fiscal year ending December 31, 2006.

One or more members of the firm of Deloitte & Touche LLP will attend the annual meeting, will have an opportunity to make a statement and will be available to answer questions.

Recommendation

Ratification of the appointment of Deloitte & Touche LLP as Independent Accountants requires the affirmative vote of the holders of a majority of the common shares and Preferred Shares, voting as one class, present or represented at the annual meeting, in person or by proxy, and entitled to vote on this proposal. Abstentions will count as votes against the proposal. Broker non-votes do not count for voting purposes. The Board recommends a vote FOR such ratification.

Any general statement that incorporates this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 shall not be deemed to incorporate by reference this Audit and Finance Committee Report and related disclosure. Except to the extent the Company specifically incorporates such Report and related disclosure by reference, this information shall not otherwise be deemed to have been filed under such Acts.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee of the Board has reviewed and discussed the Company’s audited financial statements with the management of the Company and has reviewed a report from management assessing the Company’s internal controls. The Audit and Finance Committee has discussed with Deloitte & Touche LLP, the Company’s Independent Accountants for the fiscal year ended December 31, 2005, the matters required to be discussed by the Statement on Auditing Standards No. 61 and Rule 2-07 of Regulation S-X. The Audit and Finance Committee has also received the written disclosures and letter from the Independent Accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed with Deloitte & Touche LLP the independence of such Independent Accountants, and has considered the question of whether the auditors’ provision of non-audit services was compatible with the Independent Accountants maintaining their independence.

Based on its review and discussions referred to in the preceding paragraph, the Audit and Finance Committee recommended to the Board that the audited financial statements for the Company’s fiscal year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2005.

The Board has determined that each member of the Audit and Finance Committee satisfies the independence requirements of the rules and regulations of the SEC and the independence and other requirements of the rules and listing standards of the NYSE. The Board has determined that Daniel J. Meyer, Robert W. Mahoney and John M. Zrno are audit committee financial experts as defined in the rules and regulations of the SEC and that each member of the Committee is financially literate as defined by the rules and listing standards of the NYSE.

AUDIT AND FINANCE COMMITTEE:

Daniel J. Meyer, Chairman

Phillip R. Cox

Robert W. Mahoney

Carl Redfield

John M. Zrno

INDEPENDENT ACCOUNTANTS

On March 21, 2005, the Audit and Finance Committee dismissed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and engaged Deloitte & Touche LLP as the Company’s Independent Accountants for the fiscal year ending December 31, 2005, effective upon the final completion of Deloitte & Touche LLP’s customary client acceptance procedures and execution of an engagement letter. The Audit and Finance Committee retained Deloitte & Touche LLP as its Independent Accountants to audit the financial statements of the Company for the fiscal year ending December 31, 2006.

AUDIT FEES

Deloitte & Touche LLP was the Company’s Independent Accountants for the fiscal year 2005 and PricewaterhouseCoopers LLP was the Company’s independent registered public accounting firm for the fiscal year 2004. Aggregate fees for professional services rendered for the Company by Deloitte & Touche LLP for the year ended December 31, 2005 and by PricewaterhouseCoopers LLP for the year ended December 31, 2004, were as follows:

	2005		2004
Audit Fees	$1,540,000		$2,852,420
Audit Related Fees	305,595		141,014
Tax Fees	—		48,485
All Other Fees	—		—

Total	$1,845,595	*	$3,041,919

*	This amount does not include $449,615 of tax consulting fees for services rendered by Deloitte & Touche LLP prior to being engaged as the Company’s Independent Accountants.

Audit Fees

The Audit Fees for the years ended December 31, 2005 and 2004, respectively, were for services rendered in connection with the audit of the Company’s annual consolidated financial statements, review of consolidated financial statements included in the Company’s reports filed with the SEC and services related to requirements established by the Sarbanes-Oxley Act of 2002.

Audit Related Fees

The Audit Related Fees for the years ended December 31, 2005 and 2004, respectively, were for professional services rendered for the audits of the Company’s employee benefit plans filed with the SEC and various accounting consultations.

Tax Fees

Tax Fees for the year ended December 31, 2004, were for consulting services related to the implications of changes in federal and state tax laws and other compliance issues. Other than as noted above, the Company did not pay Deloitte & Touche LLP any Tax Fees for the year ended December 31, 2005.

All Other Fees

None.

Engagement of the Independent Accountants and Pre-approval Policy

In accordance with its charter, the Audit and Finance Committee has the sole authority and responsibility to select, evaluate, and, if necessary, replace the Independent Accountants. The Audit and Finance Committee has the sole authority to approve all audit engagement fees and terms. In addition, the Audit and Finance Committee, or the Chairperson of the Audit and Finance Committee between regularly scheduled meetings, must pre-approve all services provided to the Company by the Company’s Independent Accountants.

Pursuant to Section 202 of the Sarbanes-Oxley Act of 2002, the Audit and Finance Committee pre-approved every engagement of PricewaterhouseCoopers LLP through March 21, 2005 to perform audit or non-audit services on behalf of the Company or any of its subsidiaries. In addition, the Audit and Finance Committee pre-approved every engagement of Deloitte & Touche LLP to perform audit or non-audit services on behalf of the Company or any of its subsidiaries since March 21, 2005.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common shares and 6 3/4% Cumulative Convertible Preferred Shares as of February 28, 2006 (except as otherwise noted) by (i) each beneficial owner of more than five percent (5%) of either class of stock known by the Company, (ii) each director and each executive officer named in the Summary Compensation Table on page 25, and (iii) all directors and executive officers of the Company as a group.

Unless otherwise indicated, the address of each director and executive officer is c/o Cincinnati Bell at Cincinnati Bell’s address.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned as of February 28, 2006 (unless otherwise noted) (a)		Percent Of Common Shares (f)	6 3/4% Cumulative Convertible Preferred Shares Owned as of February 28, 2006 (g)	Percent of 6 3/4% Cumulative Convertible Preferred Shares (g)
Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105	16,566,502	(b)	6.7%
Brandes Investment Partners, L.P. and affiliates 11988 El Camino Real, Suite 500 San Diego, CA 92130	14,818,223	(c)	6.0%
Gabelli Funds, LLC and affiliates One Corporate Center Rye, NY 10580	13,021,527	(d)	5.3%
The Goldman Sachs Group, Inc. and affiliates 85 Broad Street New York, NY 10004	14,176,539	(e)	5.7%
Bruce L. Byrnes	62,635		*
Michael W. Callaghan	765,289		*
John F. Cassidy	4,375,196		1.8%
Phillip R. Cox	84,986		*
Rodney D. Dir	355,538		*
Robert W. Mahoney	34,000		*
Daniel J. Meyer	90,000		*
Michael G. Morris	60,080		*
Carl Redfield	70,000		*
Brian A. Ross	909,007		*
David B. Sharrock	85,052		*
Alex Shumate	25,000		*
Christopher J. Wilson	296,177		*
John M. Zrno	1,146,650		*
All directors and executive officers as a group (consisting of 19 persons, including those named above)	9,001,829		3.6%	25	*

*	indicates ownership of less than 1% of issued and outstanding shares.
(a)	Includes common shares subject to outstanding options under the Cincinnati Bell Inc. 1997 Long Term Incentive Plan and the Directors Stock Option Plan that are exercisable by such individuals within 60 days. The following options are included in the totals: 43,000 common shares for Mr. Byrnes; 714,700 common shares for Mr. Callaghan; 3,684,400 common shares for Mr. Cassidy; 81,925 common shares for Mr. Cox; 300,000 common shares for Mr. Dir; 34,000 common shares for Mr. Mahoney; 79,000 common shares for Mr. Meyer; 43,000 common shares for Mr. Morris; 70,000 common shares for Mr. Redfield; 811,400 common shares for Mr. Ross; 78,250 common shares for Mr. Sharrock; 25,000 common shares for Mr. Shumate; 255,050 common shares for Mr. Wilson; and 1,141,650 common shares for Mr. Zrno.

(b)	As reported on Schedule 13G filed on January 26, 2006 by Barclays Global Investors, N.A., as of December 31, 2005, Barclays Global Investors, N.A. had sole voting power for 9,042,151 common shares and sole dispositive power for 10,868,432 common shares and Barclays Global Fund Advisors had sole voting power for 5,678,536 common shares and sole dispositive power for 5,698,070 common shares.
(c)	As reported on Schedule 13G/A filed on February 14, 2006, Brandes Investment Partners, L.P. and its affiliates, as of December 31, 2005, shared voting power for 13,936,792 common shares and beneficially owned 14,818,223 common shares.
(d)	As reported on Schedule 13D/A filed on November 29, 2005 by Gabelli Funds, LLC, as of November 22, 2005, Gabelli Funds, LLC had sole voting and dispositive power for 3,949,666 common shares, GAMCO Asset Management Inc. had sole voting power for 8,108,161 common shares and sole dispositive power for 9,003,661 common shares, MJG Associates, Inc. had sole voting and dispositive power for 65,700 common shares and Gabelli & Company, Inc. Profit Sharing Plan had sole voting and dispositive power for 2,500 common shares.
(e)	As reported on Schedule 13G filed on February 28, 2006 by The Goldman Sachs Group, Inc. and its affiliates, as of February 23, 2006, had shared power to vote 14,175,449 common shares and shared power to dispose 14,176,539 common shares and beneficially owned 14,176,539 common shares.
(f)	These numbers are based upon 247,125,771 common shares issued and outstanding as of the Record Date.
(g)	These numbers represent 6 3/4% Convertible Preferred Shares. In the aggregate, the 155,250 issued and outstanding 6 3/4% Convertible Preferred Shares are represented by 3,105,000 Depositary Shares and each 6 3/4% Convertible Preferred Share is represented by 20 Depositary Shares.

EXECUTIVE COMPENSATION

Any general statement that incorporates this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 shall not be deemed to incorporate by reference this Compensation Committee Report on Executive Compensation and related disclosure. Except to the extent the Company specifically incorporates such Report and related disclosure by reference, this information shall not otherwise be deemed to have been filed under such Acts.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors administers Cincinnati Bell’s executive compensation program. The Compensation Committee, which is composed of non-employee directors, is responsible for recommending to the Board for approval all elements of compensation for the Company’s Chief Executive Officer. The Committee is also responsible for approving and reporting to the Board on all elements of compensation for the Company’s other executive officers. The Committee has a written charter that sets forth its duties and responsibilities, including the requirement to conduct annually a self-assessment of the Committee’s performance. The Compensation Committee Charter is available on the Company’s website, www.cincinnatibell.com, in the Corporate Governance Section of the Corporate Information webpage.

The Committee retains an individual independent consultant to assist it in evaluating matters presented to the Committee as well as the operation of the Committee itself. The independent consultant is engaged by, and reports directly to, the Committee. The independent consultant generally attends all meetings of the Committee. In addition, the Company also retains Towers Perrin, an outside compensation consulting firm, to provide it with marketplace compensation and practices.

Compensation Philosophy

The principles of the executive compensation program established by the Compensation Committee are that:

•	Compensation must be competitive with other companies to attract and retain high-quality executives;

•	A significant portion of total executive compensation should be “at risk” and tied to the achievement of specific short-term and long-term performance objectives, principally the Company’s earnings and the performance of the Company’s common shares, thereby linking executive compensation with the returns realized by shareholders; and

•	Emphasis should be on providing a balance across each executive’s base salary and short-term and long-term incentive components appropriate to the current and long-term goals and strategy of the Company.

Executive Compensation Practices

The Compensation Committee targets each executive officer’s total direct compensation (base salary, annual incentive compensation and long-term incentive compensation) to be competitive with the revenue adjusted median of the marketplace, using information from general industry surveys and a study group of companies from the telecommunications industry whose products and services closely parallel those of the Company and who likely seek executives with similar kinds of skills and experience. Towers Perrin initially proposes for consideration a group of telecommunications companies that consists of companies that participate in a survey conducted by Towers Perrin. The Committee’s independent consultant reviews the proposed group of companies for reasonableness and the Committee itself further reviews such group prior to initiating any study of competitive compensation practices. Additionally, the Committee also reviews and considers general marketplace competitive compensation practices for a much larger group of companies which Towers Perrin also provides to it. Competitive marketplace data, however, is only one determinant of setting executive pay. The Committee evaluates results against the Company’s business goals and carefully considers other personal performance factors in determining executive pay.

Components of Executive Compensation

The Company’s compensation program for executive officers consists of three components: base salary, annual incentive compensation and long-term incentive compensation.

Base Salary. Each year the Committee reviews and determines the base salary of the Chief Executive Officer and the other executive officers taking into account the individual’s personal performance, his or her scope of responsibilities and experience and competitive compensation practices. The base salaries for the last three years paid to Messrs. Cassidy, Ross, Dir, Callaghan and Wilson appear in the Summary Compensation Table on page 25.

For the 2006 year, the Committee has determined that the base salary of the Chief Executive Officer and the other named executive officers should stay at the same level as 2005.

Annual Incentive. The Cincinnati Bell Inc. Short Term Incentive Plan, in which all of the above-named executives participated, is one of the means by which the Compensation Committee encourages the Company’s management to enhance shareholder value. As in the case of base salary, short-term award targets under this plan for 2005 were benchmarked against market data. Any award granted under the plan to an executive generally will specify a standard payment amount (the award’s “standard award level”) if certain but not all (or a certain level but not the highest level) of the performance goals applicable to the award are met and will also specify payment amounts more or less than the standard award level if additional or fewer (or if a higher or lower level) of the performance goals applicable to the award are met. The payment of the annual incentive awards for fiscal year 2005 to Messrs. Cassidy, Ross, Dir, Callaghan and Wilson was based on (i) the Company achieving between 95% and 120% of targeted levels of income before income taxes and revenue and (ii) individual performance, weighted as follows: (a) income before income taxes — 60%, (b) revenue — 20%, and (c) individual performance — 20%. The short term awards received by Messrs. Cassidy, Ross, Dir, Callaghan and Wilson in 2005 appear in the Summary Compensation Table on page 25.

On December 1, 2005, the Compensation Committee set the short-term award targets for fiscal year 2006 under the Cincinnati Bell Inc. Short-Term Incentive Plan. Payment of the annual incentive is based on (i) the Company achieving certain levels of EBITDA and revenue, and (ii) individual performance, weighted as follows: (a) EBITDA — 40%, (b) revenue — 40%, and (c) individual performance — 20%. The 2006 standard award levels for the Company’s executive officers are: Mr. Cassidy — $774,000; Mr. Ross — $297,500; Mr. Dir — $255,000; Mr. Callaghan — $112,500; and Mr. Wilson — $125,000.

Long-Term Incentives. The Company’s executive compensation program currently includes grants of stock options and, beginning in 2005, performance-based restricted shares. The total market competitive long-term incentive opportunity for each executive will be divided approximately equally between grants of equity made under each of these two programs. The long-term incentives, along with stock acquired by the executive over time, are intended to more closely align the interests of the Company’s executive officers with those of the Company’s shareholders.

In the discretion of the Compensation Committee, the Company awards stock options for the purchase of common shares under the Company’s Long Term Incentive Plan. On December 1, 2005, the Compensation Committee granted the following stock options: Mr. Cassidy — 425,000 stock options; Mr. Ross — 150,000 stock options; Mr. Dir — 100,000 stock options; Mr. Callaghan — 75,000 stock options; and Mr. Wilson — 77,400 stock options. In addition to the December stock option grant, on July 11, 2005, the Committee awarded Mr. Dir a grant of stock options for 200,000 shares in conjunction with his joining the Company as Chief Operating Officer.

For 2005, the Compensation Committee granted performance-based restricted shares as follows: Mr. Cassidy — 551,500 shares; Mr. Ross — 60,000 shares; Mr. Dir — 60,000 shares; Mr. Callaghan — no shares; and Mr. Wilson — 30,000 shares. The Compensation Committee intends to authorize the award of additional shares in connection with the final performance measurement period noted below if the established performance standards applicable to this performance period would warrant the issuance of additional shares. The maximum number of additional shares which could be authorized are as follows: Mr. Cassidy — an additional 275,750 shares; Mr. Ross — an additional 30,000 shares; Mr. Dir — an additional 30,000 shares; Mr. Callaghan — no additional shares; and Mr. Wilson — an additional 15,000 shares. The performance-based restricted shares are subject to the achievement of certain free cash flow results during the 2005-2007 three-year period; more specifically, 90% to 110% of the free cash flow goal established for the three measurement periods: the 2005 period, the 2005-2006 period, and the 2005-2007 period. The threshold, target and maximum number of shares that could vest or be awarded over the term of the three-year performance period are shown in the Long-Term Incentive Plans — Awards in Last Fiscal Year table on page 29.

The performance-based restricted shares and stock options awarded in 2005 to Messrs. Cassidy, Ross, Dir, Callaghan and Wilson appear in the Summary Compensation Table on page 25 and/or the Long Term Incentive Plan — Awards in Last Fiscal Year table on page 29.

Compensation of the Chief Executive Officer

Based upon the Company’s revenue and income before income taxes, and an evaluation of his personal performance, Mr. Cassidy received the base salary and annual bonus shown in the Summary Compensation Table on page 25. In 2005, he also received 551,500 performance-based restricted shares as shown on pages 25 and 29, and options to purchase 425,000 common shares as shown on pages 25 and 27.

Compensation Limitation

Section 162(m) of the Code generally limits the available deduction to the Company for compensation paid to any of the Company’s named executives to $1,000,000, except for performance-based compensation that meets certain technical requirements. Although the Committee considers the anticipated tax treatment to the Company and the executive officers of its compensation payments, the Committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m) of the Code.

Compensation Committee:

Michael G. Morris, Chairman

Bruce L. Byrnes

Phillip R. Cox

Daniel J. Meyer

David B. Sharrock

SUMMARY COMPENSATION TABLE

The following table shows the compensation of the Chief Executive Officer and the other four most highly compensated executive officers of the Company for services to the Company during fiscal year 2005, as well as their compensation for each of the fiscal years ending December 31, 2004 and December 31, 2003.

							Long-Term Compensation
		Annual Compensation					Awards			Payouts
Name and Principal Position (a)	Year	Salary ($) (b)		Bonus ($)		Other Annual Compensation ($) (c)	Restricted Stock Award(s) ($) (d)	Securities Underlying Options/ SARs (#)		Long-Term Incentive Payouts ($) (e)	All Other Compensation ($) (f)
John F. Cassidy	2005	$651,095	(g)	$821,988		$31,000	$0	425,000		$1,058,130	$8,200
President and	2004	$669,808		$846,602		$43,364	$0	666,100		$0	$8,200
Chief Executive Officer	2003	$550,000		$720,000		$21,581	$0	801,000		$0	$8,000

Brian A. Ross	2005	$348,705		$301,070		$16,227	$0	150,000		$115,118	$8,200
Chief Financial Officer	2004	$285,577		$253,419		$17,366	$54,250	450,000	(h)	$0	$1,036
	2003	$220,480		$158,760		$16,544	$0	61,000		$0	$0

Rodney D. Dir	2005	$167,738		$255,000		$6,900	$0	300,000	(i)	$57,559	$1,846
Chief Operating Officer	2004	n/a
	2003	n/a

Michael W. Callaghan	2005	$250,153		$96,975		$23,000	$0	75,000		$0	$13,380
Senior Vice President —	2004	$259,615		$123,053		$20,067	$54,250	75,000		$0	$14,891
Corporate Development	2003	$250,000		$300,556	(j)	$21,794	$0	51,000		$0	$9,539

Christopher J. Wilson	2005	$249,672		$132,750		$13,000	$0	77,400		$57,559	$7,171
Vice President, General	2004	$233,654		$123,053		$13,480	$54,250	75,000		$0	$8,047
Counsel and Secretary	2003	$174,631	(k)	$97,333		$4,868	$0	51,000		$0	$7,325

(a)	Mr. Cassidy was named President and Chief Executive Officer effective July 31, 2003. Prior to that time, he served as Chief Operating Officer of the Company. Mr. Ross was named Chief Financial Officer on January 9, 2004. Prior to that time, he served as Senior Vice President, Finance and Accounting for Cincinnati Bell Telephone Company. Mr. Dir joined the Company as its Chief Operating Officer on July 11, 2005. Prior to that he was employed by T-Mobile. Mr. Wilson was named Vice President and General Counsel effective August 4, 2003 and Secretary effective December 1, 2005. Prior to that time, he served as Associate General Counsel of Cincinnati Bell Telephone Company.
(b)	The salary amounts listed in this column are the actual amounts paid during the respective calendar year, which during the 2004 calendar year included a 27th pay check, instead of the more customary 26 pay checks, due to the fact 27 Company pay cycles ended in 2004. The actual 2004 annual salary rates for Messrs. Cassidy, Ross, Callaghan and Wilson were $645,000, $275,000, $250,000 and $225,000, respectively.
(c)	The amounts listed in this column represent the amounts reimbursed during the course of 2005 to each named executive officer under the Company’s flexible perquisite program, which, rather than fixing set amounts for specific purposes, provides each executive with an annual allowance and a variety of categories for which reimbursement may be made. Reimbursable categories include monthly automotive allowance, tax planning and preparation, financial planning, estate planning, legal counseling, life insurance premiums on the life of the executive, the cost of software in connection with the aforementioned items, fees in connection with the adoption of a child, supplemental disability/long-term care insurance, social club dues and home security systems.
(d)	The amounts in this column reflect the value of time-based restricted shares granted on February 5, 2004 to Messrs. Ross, Callaghan and Wilson under the Cincinnati Bell Inc. 1997 Long Term Incentive Plan (the “LTIP”). These values are based upon the average ($5.425) of the high and low prices of the Company’s common shares on February 5, 2004. The restrictions on these time-based restricted shares lapsed on February 5, 2006.

The Company also granted performance-based restricted shares in 2005 under the LTIP. For more information about the performance-based restricted shares granted in 2005, see the table on page 29 and the notes that immediately follow.
As of December 31, 2005, the number and value of time-based and performance-based restricted shares held in the aggregate by the named executive officers was as follows: Mr. Cassidy — 551,500 restricted shares ($1,935,765); Mr. Ross — 70,000 restricted shares ($245,700); Mr. Dir — 60,000 restricted shares ($210,600); Mr. Callaghan — 10,000 restricted shares ($35,100); and Mr. Wilson — 40,000 restricted shares ($140,400). These values are based upon the closing price of $3.51 for the Company’s common shares on the last trading day of 2005. As described in the table and accompanying notes on page 29, a portion of these restricted shares will not vest (and are subject to forfeiture) if the Company does not meet certain free cash flow performance criteria in the future; on the other hand, additional shares may be awarded under certain circumstances described in the table. If the Company pays a dividend, dividends will be paid on the restricted shares.
(e)	The amounts listed in this column reflect the value of those performance-based restricted shares granted in 2005 under the LTIP (information as to which is contained in the table on page 29 and the notes that immediately follow) with respect to which the named executive officers became vested on February 28, 2006 by reason of certain free cash flow performance results of the Company and its subsidiaries for 2005 (the first performance period applicable to such restricted shares). The number of performance-based restricted shares that vested for each named executive officer was as follows: Mr. Cassidy — 255,896 shares; Mr. Ross — 27,840 shares; Mr. Dir — 13,920 shares; and Mr. Wilson — 13,920 shares. These values are based upon the average ($4.135) of the high and low prices of the Company’s common shares on February 28, 2006.
(f)	All amounts in this column represent Company matching contributions to the Retirement Savings Plan and/or to the Executive Deferred Compensation Plan.
(g)	The 2005 salary amount reported above for Mr. Cassidy in this item includes $6,095 attributable to the exercise of Convergys Corporation stock options that the Company is required to report as wages.
(h)	Mr. Ross received two grants of stock options during 2004. The first grant of options was for 300,000 shares on January 29, 2004, in connection with Mr. Ross’ appointment as Chief Financial Officer. The second grant of options was for 150,000 shares on December 3, 2004, in connection with the Company’s award of long-term incentives under the LTIP.
(i)	Mr. Dir received a stock option grant of 200,000 shares upon his commencement of employment on July 11, 2005, and an additional stock option grant of 100,000 shares at the December meeting of the Compensation Committee as part of the Company’s annual consideration of stock option grants under the LTIP.
(j)	Mr. Callaghan’s bonus amount consisted of an annual bonus in the amount of $119,306 and a “success bonus” in the amount of $181,250, which was paid in connection with the sale by the Company of the broadband business of BCSI Inc. (f/k/a Broadwing Communications Services Inc.).
(k)	Mr. Wilson’s base salary for 2003 reflected a blend of his starting annual salary rate of $140,000 and, following his appointment as Vice President and General Counsel, an ending annual salary rate of $225,000.

Grants of Stock Options in Last Fiscal Year

The following table shows all individual grants by the Company of stock options to purchase common shares granted to the named executive officers of the Company during the fiscal year ended December 31, 2005:

Name	Number of Securities Underlying Options Granted (#) (a)	% of Total Options Granted to Employees In Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(b)
					5%($)	10%($)
John F. Cassidy	425,000	20.66%	$3.995	12/01/15	$1,067,770	$2,705,975
Brian A. Ross	150,000	7.29%	$3.995	12/01/15	$376,860	$955,050
Rodney D. Dir	100,000	4.86%	$3.995	12/01/15	$251,240	$636,700
	200,000	9.72%	$4.510	07/11/15	$567,260	$1,437,560
Michael W. Callaghan	75,000	3.65%	$3.995	12/01/15	$188,430	$477,525
Christopher J. Wilson	77,400	3.76%	$3.995	12/01/15	$194,460	$492,806

(a)	The material terms of the December options granted are: grant type: non-incentive; exercise price: fair market value on grant date; exercise period: fully exercisable grant, but recipient’s right to sell any shares obtained upon exercise of the options was limited to 28% upon the first anniversary of the grant, and an additional 3% per month in each of the next 24 months thereafter; term of grant: 10 years; termination: all sales restrictions are extinguished upon termination of employment. Mr. Dir’s July options are non-incentive options at fair market value on the date of grant and are fully exercisable, with a term of 10 years. Except in the case of retirement, disability, death or change in control of the Company, any unexercised options will be cancelled 90 days following termination of employment.
(b)	As required by rules of the SEC, potential values stated are based on the prescribed assumption that the common shares will appreciate in value from the date of the grant to the end of the option term (ten years from the date of the grant) at annualized rates of 5% and 10% (total appreciation of 62.9% and 159.4%) resulting in values of $6.5074 and $10.3620 for all options expiring on December 1, 2015 and $7.3463 and $11.6978 for all options expiring on July 11, 2015. They are not intended, however, to forecast possible future appreciation, if any, in the price of the common shares. The total of all stock options granted to employees, including executive officers, during fiscal 2005 was approximately 0.83% of the total number of common shares outstanding as of December 31, 2005.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table shows aggregate option exercises for common shares in the last fiscal year by each of the named executive officers and fiscal year-end values of each such officer’s unexercised options at December 31, 2005:

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable (E)/ Unexercisable (U)		Value of Unexercised In-the-Money Options at FY-End ($) (a)(b) Exercisable (E)/ Unexercisable (U)
John F. Cassidy	0	$n/a	3,684,400	(E)	$0(E)
			0	(U)	$0(U)
Brian A. Ross	0	$n/a	811,400	(E)	$0(E)
			0	(U)	$0(U)
Rodney D. Dir	0	$n/a	300,000	(E)	$0(E)
			0	(U)	$0(U)
Michael W. Callaghan	0	$n/a	714,700	(E)	$0(E)
			0	(U)	$0(U)
Christopher J. Wilson	0	$n/a	255,050	(E)	$0(E)
			0	(U)	$0(U)

(a)	On December 30, 2005, the value of a common share on the NYSE (based on the average of the high and low prices of the common shares on such date, which was the last trading day of 2005) was $3.455 per share.
(b)	On December 30, 2005, the Compensation Committee accelerated the vesting of all “out-of-the-money” options, defined as those options for which the option exercise price was greater than the closing market price on December 30, 2005 of the Company’s common shares, or $3.51. The Company also immediately vested 1,673,700 options that were granted in December 2005. Restrictions were placed on the December 2005 option grant, such that the recipient’s right to sell any shares obtained upon exercise of the options were limited to 28% upon the first anniversary of the grant, and an additional 3% per month in each of the 24 months thereafter. The decision to accelerate the vesting of the “out-of-the-money” options and to fully vest the December 2005 options was made primarily to reduce compensation expense that otherwise would have been recorded in future periods following the Company’s adoption in 2006 of SFAS No. 123(R), “Share-Based Payment.” Additionally, the Company believes this action further enhances management’s focus on shareholder return and is in the best interest of the Company’s shareholders.

Long-Term Incentive Plans — Awards in Last Fiscal Year

In 2005, as shown in the table below, the Company granted performance-based restricted share awards to the named executive officers.

Name	Number of Shares, Units or Other Rights (#) (a)	Performance or Other Period Until Maturation or Payout		Estimated Future Payouts under Non-Stock Price-Based Plans (b)
				Threshold (#)	Target (#)	Maximum (#)
John F. Cassidy	551,500	(a	)	206,813	551,500	827,250
Brian A. Ross	60,000	(a	)	22,500	60,000	90,000
Rodney D. Dir	60,000	(a	)	11,250	60,000	90,000
Michael W. Callaghan	0	n/a		0	0	0
Christopher J. Wilson	30,000	(a	)	11,250	30,000	45,000

(a)	The Company granted performance-based restricted shares to Messrs. Cassidy, Ross and Wilson on January 28, 2005 and to Mr. Dir on July 11, 2005 under the LTIP. The value of these performance-based restricted shares on the date of grant was as follows: Mr. Cassidy — $2,368,693; Mr. Ross — $257,700; Mr. Dir — $270,600; and Mr. Wilson — $128,850. For Messrs. Cassidy, Ross and Wilson, these values are based upon the average ($4.295) of the high and low prices for the Company’s common shares on January 28, 2005; and for Mr. Dir, this value is based upon the average ($4.51) of the high and low prices for the Company’s common shares on July 11, 2005. Each named executive officer generally becomes vested in (or forfeits) his 2005-granted performance-based restricted shares based on the achievement of (i) the free cash flow results of the Company and its subsidiaries for a 2005 performance period, (ii) the cumulative free cash flow results of the Company and its subsidiaries for a 2005-2006 performance period and (iii) the cumulative free cash flow results of the Company and its subsidiaries for a 2005-2007 performance period.
The Compensation Committee intends to authorize the award of additional shares in connection with the final performance measurement period noted above if the established performance standards applicable to this performance period would warrant the issuance of additional shares.
(b)	The column labeled “Maximum” includes the maximum number of shares that could be awarded if the established performance standards applicable to the final performance period would warrant the issuance of additional shares. If these additional shares are issued, then the value of the sum of the 2005-granted performance-based restricted shares and these additional shares would have been, on the dates of grant of the 2005-granted restricted shares, as follows: Mr. Cassidy — $3,553,039; Mr. Ross — $386,550; Mr. Dir — $405,900; and Mr. Wilson — $193,275. The values noted in the immediately preceding two sentences are: for Messrs. Cassidy, Ross and Wilson, based upon the average ($4.295) of the high and low prices for the Company’s common shares on January 28, 2005; and for Mr. Dir, based upon the average ($4.51) of the high and low prices for the Company’s common shares on July 11, 2005.
The maximum number of the 2005-granted performance-based restricted shares and the additional shares that could be awarded, considered in the aggregate, in which a named executive officer could become vested or be awarded was or is: (i) for the 2005 performance period, 50% of the “target” number of restricted shares shown in the above table (set forth in the “Target” column under the “Estimated Future Payouts under Non-Stock Price-Based Plans” heading in the above table), except that such percent is 25% for Mr. Dir; (ii) for the 2005-2006 performance period, 75% of the “target” number of restricted shares shown in the above table less the number of shares in which he became vested for the 2005 performance period; and (iii) for the 2005-2007 performance period, 150% of the “target” number of restricted shares shown in the above table less the number of shares in which he became vested for the 2005 and 2005-2006 performance periods.

Further, for a named executive officer to become vested in any 2005-granted performance-based restricted shares (or to be awarded any additional shares) with respect to any performance period, not only must the Company and its subsidiaries achieve certain free cash flow results for such performance period but the officer generally must also remain employed by the Company or a Company subsidiary until a certain short period of time after the end of such period (unless his employment with the Company and its subsidiaries ends because of his retirement or disability). Also, in general, a named executive officer will become fully vested in all of his 2005 performance-based restricted shares if he dies during the 2005-2007 performance period or a change in control of the Company occurs during such period.

The maximum and target number of the shares shown for each named executive officer in the above table reflects the maximum and target number of shares in which the officer can become vested or be awarded for all of the applicable performance periods considered in the aggregate (should the Company and its subsidiaries meet a certain level of free cash flow results that would cause the officer to be vested in or be awarded the maximum or target number of the shares applicable to him and the officer meets all other factors required for him to become vested in or entitled to such shares).
The threshold number of the shares shown for each named executive officer in the above table reflects the minimum number of shares in which the officer can become vested for any of the applicable performance periods (should the Company and its subsidiaries meet a certain level of free cash flow results for any of the performance periods that would cause the officer to be vested in or become entitled to at least a portion of the shares applicable to him). In this regard, each named executive officer already has become vested in slightly more than the threshold number of his 2005 granted performance based restricted shares, based on the free cash flow results of the Company and its subsidiaries for the 2005 performance period. The value and number of the performance-based restricted shares in which each named executive officer became vested with respect to the 2005 performance period is noted in the Summary Compensation Table (and the notes that follow such table) on page 25.
While each named executive officer has become vested in a portion of his 2005-granted performance-based restricted shares by reason of the free cash flow results of the Company and its subsidiaries for the 2005 performance period, the officer could still fail to become vested in any more of his 2005-granted performance-based restricted shares for the 2005-2006 and 2005-2007 performance periods depending on the free cash flow results of the Company and its subsidiaries for such periods and the other factors related to vesting that are described above.
If the Company pays a dividend on its common shares as of any date, dividends will be paid on any still outstanding (and not yet forfeited) performance-based restricted shares then held by the named executive officers.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT

AND CHANGE-IN-CONTROL ARRANGEMENTS

Employment Agreement with Mr. Cassidy

Effective January 1, 1999 (as amended on September 20, 2002 and July 26, 2005), the Company entered into an Employment Agreement with Mr. Cassidy which provided for the employment and retention of Mr. Cassidy for a four-year term commencing January 1, 1999 subject to automatic one-year extensions. The Employment Agreement provides for: a minimum base salary of $550,000 per year and a minimum bonus target of $495,000 per year (pursuant to the September 20, 2002 amendment); a grant of options to purchase 30,000 common shares in 1999 and an amount to be determined each year for subsequent years; a restricted stock award in 1999 of 40,000 common shares which vested on May 23, 2003; and a supplemental non-tax-qualified pension as described in the paragraph below.

If Mr. Cassidy’s employment terminates after April 8, 2001 and prior to April 7, 2006, his non-tax-qualified supplemental pension will equal that portion of his accrued pension under the Cincinnati Bell Management Pension Plan that is attributable to his first five years of service. If his employment terminates on or after April 8, 2006, his non-tax-qualified pension shall equal that portion of his accrued pension under the Cincinnati Bell Management Pension Plan that is attributable to his first ten years of service. Mr. Cassidy’s supplemental pension shall be paid to him (or his estate if his employment terminates by reason of his death) in a single lump sum within ninety days after the termination of his employment.

The Employment Agreement provides that, in the event that the Company terminates Mr. Cassidy’s employment (other than for cause or disability or within two years of a change in control of the Company), Mr. Cassidy will receive a lump sum payment equal to the greater of (a) two times his base salary rate and bonus target or (b) the base salary rate and bonus target for the remainder of the term of the Employment Agreement, plus certain continued medical, dental, vision and life insurance coverages. If Mr. Cassidy’s employment terminates within two years following a change in control of the Company, Mr. Cassidy will receive a lump sum payment equal to 2.99 times his annual base salary and bonus target on the date of termination, plus certain continued medical, dental, vision and life insurance coverages. In addition, to the extent that Mr. Cassidy is deemed to have received an excess parachute payment by reason of a change in control, the Company will pay Mr. Cassidy an additional sum sufficient to pay (i) any taxes imposed under Section 4999 of the Code plus (ii) any federal, state and local taxes applicable to such additional sum.

Employment Agreement with Mr. Ross

Effective July 26, 2005, the Company entered into an Employment Agreement with Mr. Ross which provides for the employment and retention of Mr. Ross for a one-year term subject to automatic one-year extensions. The Employment Agreement provides for a minimum base salary of $350,000 per year and a minimum bonus target of $297,500 per year.

The Employment Agreement provides that, in the event that the Company terminates Mr. Ross’ employment other than for cause or disability, Mr. Ross will receive a lump sum payment equal to one times his base salary rate and bonus target, plus certain continued medical, dental, vision and life insurance coverages. If Mr. Ross’ employment is terminated within one year following a change in control, Mr. Ross will receive a lump sum payment equal to two times his base salary rate and bonus target, plus certain continued medical, dental, vision and life insurance coverages. In addition, to the extent that Mr. Ross is deemed to have received an excess parachute payment by reason of a change in control, the Company will pay Mr. Ross an additional sum sufficient to pay (i) any taxes imposed under Section 4999 of the Internal Revenue Code plus (ii) any federal, state and local taxes applicable to such additional sum.

Employment Agreement with Mr. Dir

Effective July 26, 2005, the Company entered into a new Employment Agreement with Mr. Dir which provides for the employment and retention of Mr. Dir for a one-year term subject to automatic one-year extensions. The Employment Agreement provides for a minimum base salary of $300,000 per year, a minimum bonus target of $255,000 per year, a guaranteed bonus for 2005 (payable in early 2006 when other annual bonuses are customarily paid) of $255,000 and a grant of 200,000 stock options on July 11, 2005—his first day of employment.

The Employment Agreement provides that, in the event that the Company terminates Mr. Dir’s employment other than for cause or disability, Mr. Dir will receive a lump sum payment equal to one times his base salary rate and bonus target, plus certain continued medical, dental, vision and life insurance coverages. If Mr. Dir’s employment is terminated within one year following a change in control, Mr. Dir will receive a lump sum payment equal to two times his base salary rate and bonus target, plus certain continued medical, dental, vision and life insurance coverages. In addition, to the extent that Mr. Dir is deemed to have received an excess parachute payment by reason of a change in control, the Company will pay Mr. Dir an additional sum sufficient to pay (i) any taxes imposed under Section 4999 of the Internal Revenue Code plus (ii) any federal, state and local taxes applicable to such additional sum.

Employment Agreement with Mr. Callaghan

Effective December 4, 2001 (as amended on February 3, 2003, October 22, 2003, December 3, 2004 and December 15, 2005), the Company entered into an Employment Agreement with Mr. Callaghan which provides for the employment and retention of Mr. Callaghan for a two-year term subject to automatic one-year extensions. The Employment Agreement provides for a minimum base salary of $250,000 per year; a bonus target of $100,000 per year; and a grant of options to purchase 100,000 common shares in 2001 and an amount to be determined each year for subsequent years.

The Employment Agreement provides that, in the event that the Company terminates Mr. Callaghan’s employment other than for cause or disability; or terminates his employment within one year of a change in control of the Company; or if he resigns within 90 days following a change in control of the Company, Mr. Callaghan will receive a lump sum payment equal to two times his base salary rate and bonus target, plus certain continued medical, dental, vision and life insurance coverages. In addition, to the extent that Mr. Callaghan is deemed to have received an excess parachute payment by reason of a change in control, the Company will pay Mr. Callaghan an additional sum sufficient to pay (i) any taxes imposed under Section 4999 of the Code plus (ii) any federal, state and local taxes applicable to such additional sum.

On February 3, 2003, Mr. Callaghan’s Employment Agreement was amended in connection with the implementation of a Success Plan. Under the Success Plan, Mr. Callaghan became eligible to receive a one-time bonus payment equal to 50% of the sum of his then current annual base salary and bonus target upon completion of the sale of the Company’s broadband business. In addition, the February 3, 2003 amendment gave Mr. Callaghan the right to terminate his Employment Agreement at any time within the seven calendar days following completion of the Success Plan with the same rights and privileges that would have accrued to Mr. Callaghan had the Company terminated his Employment Agreement within one year of a change in control. On October 22, 2003, Mr. Callaghan’s Employment Agreement was amended to postpone this self-termination right to the time period between December 15, 2004 and December 31, 2004. Similar amendments were executed on December 3, 2004 and December 15, 2005 to further postpone this self-termination right. Currently, Mr. Callaghan has the right to terminate his Employment Agreement at any time within the period between December 26, 2006 and December 31, 2006.

Employment Agreement with Mr. Wilson

Effective July 26, 2005, the Company entered into a new Employment Agreement with Mr. Wilson which provides for the employment and retention of Mr. Wilson for a one-year term subject to automatic one-year extensions. The Employment Agreement provides for a minimum base salary of $250,000 per year and a minimum bonus target of $125,000 per year.

The Employment Agreement provides that, in the event that the Company terminates Mr. Wilson’s employment other than for cause or disability, Mr. Wilson will receive a lump sum payment equal to one times his base salary rate and bonus target, plus certain continued medical, dental, vision and life insurance coverages. If Mr. Wilson’s employment is terminated within one year following a change in control, Mr. Wilson will receive a lump sum payment equal to two times his base salary rate and bonus target, plus certain continued medical, dental, vision and life insurance coverages. In addition, to the extent that Mr. Wilson is deemed to have received an excess parachute payment by reason of a change in control, the Company will pay Mr. Wilson an additional sum sufficient to pay (i) any taxes imposed under Section 4999 of the Code plus (ii) any federal, state and local taxes applicable to such additional sum.

Executive Deferred Compensation Plan

The Executive Deferred Compensation Plan permits, for any calendar year, each employee who has an annual base rate of pay and target bonus above a certain high dollar amount and has been designated by the Company or a subsidiary of the Company as a “key employee” for purposes of the plan (currently a key employee for purposes of the plan generally has annual pay of more than $210,000) to defer receipt of up to 75% of his or her base salary, up to 100% of his or her cash bonuses (including annual incentive awards and cash awards under the Long Term Incentive Plan) and up to 100% of any common share awards (not including awards of stock options or restricted stock) provided him or her under the Long Term Incentive Plan. In addition, any key employee who has received a restricted stock award under the Long Term Incentive Plan may generally elect to surrender any of the restricted shares of such award as long as such surrender is at least six months prior to the date on which the restrictions applicable to such shares would otherwise have lapsed.

For all key employees who participate in the Executive Deferred Compensation Plan, there is also a Company “match” on the amount of base salary and cash bonuses deferred under the plan for any calendar year. In general, to the extent a participating key employee’s base salary and cash bonuses for the applicable year do not exceed a certain annual compensation limit prescribed by the Internal Revenue Code for tax-qualified plans (which limit was $210,000 for 2005 and $205,000 for 2004), the match is 4% of the base salary and cash bonuses deferred by the employee under the plan. To the extent a participating key employee’s base salary and cash bonuses for the applicable year exceed the appropriate annual compensation limit, the match is generally equal to the lesser of 66 2/3% of the base salary and cash bonuses deferred by the key employee under the plan or 4% of the key employee’s base salary and cash bonuses for the applicable year that are in excess of such annual compensation limit.

Amounts deferred or surrendered by any participating key employee under the Executive Deferred Compensation Plan and any related Company “match” are credited to the account of the participant under the plan and are assumed to be invested in various mutual funds or other investments (including common shares) as designated by the participant, except that any restricted stock that is surrendered under the plan is generally assumed to be invested in common shares until at least six months after the date on which the restrictions applicable to such shares would otherwise have lapsed and that any common share awards that are deferred under the plan are assumed to be invested in common shares.

The accounts under the Executive Deferred Compensation Plan are not funded in a manner that would give any participant a secured interest in any funds, and benefits are paid from the assets of the Company and its subsidiaries (or from a trust that the Company has established and that remains subject to the Company’s creditors).

The amounts credited to the account of any participant under the Executive Deferred Compensation Plan are generally distributed, as so elected by the participant, in one to ten annual installments (in cash and/or common shares), that begin at some date after his or her termination of employment with the Company and its subsidiaries or a fixed date that occurs at least six years after the start of the first calendar year in which he or she participates in the plan, except that any amounts credited to his or her account under the plan that are attributable to his or her surrender of restricted shares (not including amounts that were credited to such account as assumed cash dividends on such shares) are forfeited if the restricted shares would have been forfeited at the time of the participant’s termination of employment had such shares not been surrendered under the plan. In addition, as a special rule, in the event of a change in control of the Company, all of the amounts then credited under the plan to a participant’s account under the plan are generally paid in a lump sum on the day after the change in control.

The Executive Deferred Compensation Plan must comply with the requirements of the American Jobs Creation Act of 2004 in order to retain its ability to defer federal income tax on certain amounts credited to a participant’s account under the plan. The Company intends to amend the plan on a timely basis in order to meet such requirements and to administer the plan in accordance with such requirements.

The 2005 “match” for Mr. Callaghan under the Executive Deferred Compensation Plan is reflected in the Summary Compensation Table on page 25 under the “All Other Compensation” column. None of the other named executives participated in the Executive Deferred Compensation Plan during 2005.

Defined Benefit or Actuarial Plan Disclosure

All of the named executive officers of the Company participated during 2005 in the Cincinnati Bell Management Pension Plan (the “Management Pension Plan”), which is a tax-qualified defined benefit pension plan. Mr. Cassidy also participates in the Cincinnati Bell Inc. Pension Program (the “Pension Program”).

The basic benefit formula under the Management Pension Plan is a cash balance formula. Under this formula, each participant has an account to which pension credits are allocated at the end of each year based upon the participant’s attained age and plan compensation for the year (with such plan compensation being subject to a maximum legal annual compensation limit, which limit was $210,000 for 2005 and $205,000 for 2004). To the extent that a participant’s plan compensation exceeds the aforementioned annual compensation limitation, additional pension credits are given for such additional compensation under a non-tax-qualified retirement plan that is operated in conjunction with the Management Pension Plan (the “Excess Benefit Plan”). The following chart shows the 2005 annual pension credits that are given at the ages indicated:

Attained Age	Pension Credits
Less than 30 years	3.00% of total plan compensation plus 3.00% of excess compensation for 2005*
30 but less than 35 years	3.25% of total plan compensation plus 3.25% of excess compensation for 2005
35 but less than 40 years	3.75% of total plan compensation plus 3.75% of excess compensation for 2005
40 but less than 45 years	4.50% of total plan compensation plus 4.50% of excess compensation for 2005
45 but less than 50 years	5.25% of total plan compensation plus 5.25% of excess compensation for 2005
50 but less than 55 years	6.50% of total plan compensation plus 6.50% of excess compensation for 2005
55 or more years	8.00% of total plan compensation plus 8.00% of excess compensation for 2005

*	For purposes of the above charge, “excess compensation” means the portion of a plan participant’s total plan compensation for 2005 that exceeds the Social Security old-age retirement taxable wage base for 2005.

A participant’s account under the Management Pension Plan is also generally credited with assumed interest for each calendar year at a certain interest rate. Such interest rate was 4.0% per annum for 2005 with respect to a participant while he or she is still employed by the Company or a Company subsidiary and 3.5% (or 4.0% if a participant elects out of a pre-retirement death benefit) for a participant while he or she is not so employed. (In the case of a participant who was a participant in the Management Pension Plan on December 31, 1993 or who has benefits transferred from other plans to the Management Pension Plan, the participant’s account also was credited with pension credits equivalent to the participant’s accrued benefit under the plan or such other plans on that date or when such benefits are transferred, as the case may be.)

After retirement or other termination of employment, a participant under the Management Pension Plan is entitled to elect to receive a benefit under the plan in the form of a lump sum payment or as an annuity, generally based on the balance credited to the participant’s cash balance account under the plan when the benefit begins to be paid (but also subject to certain transition or special benefit formula rules in certain situations).

Under the Pension Program, each current active participant’s pension at retirement, if paid in the form of a single life annuity, generally will be an amount equal to the difference between 50% of the participant’s average monthly compensation (for the 36-month period that occurs during the 60-month period preceding retirement that produces the highest compensation amount) and the sum of the participant’s benefits payable under the

Management Pension Plan (including for this purpose amounts payable under the Excess Benefit Plan and any other amounts which are intended to supplement or be in lieu of benefits under the Management Pension Plan) and Social Security benefits. Also, there is a reduction in such pension amount of 2.5% for each year by which the sum of the participant’s years of age and years of service at retirement total less than 75, and no benefits are payable if the participant terminates employment (other than by reason of his or her death) prior to attaining age 55 and completing at least 10 years of service credited for the purposes of the plan.

If Messrs. Cassidy, Ross, Dir, Callaghan and Wilson were to continue in employment and retire at the normal retirement age of 65, their estimated straight life annuity annual pension amounts under the Management Pension Plan (plus the Pension Program combined prior to the deduction for Social Security in the case of Mr. Cassidy) would be: $709,500 for Mr. Cassidy; $198,500 for Mr. Ross; $140,800 for Mr. Dir; $60,500 for Mr. Callaghan; and $165,700 for Mr. Wilson. These annual pension amounts would be reduced: in the case of Mr. Cassidy (age 51 and 9 years of service), if he retires prior to age 58; in the case of Mr. Ross (age 48 and 7 years of service), if he retires prior to age 65; in the case of Mr. Dir (age 48 and 0 years of service), if he retires prior to age 65; in the case of Mr. Callaghan (age 58 and 11 years of service), if he retires prior to age 65; and in the case of Mr. Wilson (age 40 and 7 years of service), if he retires prior to age 65.

Effect of Change in Control on Certain Executive Compensation Plans

Under the Long Term Incentive Plan, in the event of a change in control, all outstanding stock options will become immediately exercisable, all restrictions applicable to restricted share awards will lapse and a pro rata portion of all accrued incentive awards will be paid in cash (unless the applicable participant otherwise consents in any of such cases). Under the Executive Deferred Compensation Plan, the present value of all deferred amounts will generally be paid in cash in a lump sum in the event of a change in control. The present values of all accrued unfunded benefits under the Excess Benefit Plan and the Pension Program will be funded in a certain trust within five days after a change in control but any amounts while held in such trust will still be subject to creditors of the Company and will not represent a fund in which the participants in such plans have a secured interest.

STOCK PERFORMANCE GRAPH

The graph below shows the cumulative total shareholder return assuming the investment of $100 on December 31, 2000 (and the reinvestment of dividends thereafter) in each of (i) the Company’s common shares (ii) the S&P 500® Stock Index, (iii) the Custom Composite Index and (iv) the S&P© Integrated Telecommunications Services Index. The Company believes that the S&P© Integrated Telecommunications Services Index will be more accessible to its shareholders and will provide a more meaningful benchmark for the Company’s performance than previously used indices.

	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05
Cincinnati Bell Inc.	$100	$42	$15	$22	$18	$15
S&P 500®	$100	$88	$69	$88	$98	$103
Custom Composite Index	$100	$92	$71	$71	$80	$73
S&P© Integrated Telecommunications Services	$100	$91	$63	$63	$71	$68

Copyright © 2006, Standards & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

The Custom Composite Index consists of ALLTEL Corporation, Bellsouth Corp., Commonwealth Telephone Enterprises Inc., Century Tel Inc., Citizens Communications Co., AT&T Corp. (formerly SBC Communications, Inc.) and Verizon Communications.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE and the National Stock Exchange (f/k/a the Cincinnati Stock Exchange). Directors, executive officers and greater than 10% shareholders are required by regulations of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Such reports are filed on Forms 3, 4 and 5 under the Exchange Act. Based solely on the Company’s review of the copies of such forms received by it, the Company believes that, during the period commencing January 1, 2005 and ending December 31, 2005, all such persons complied on a timely basis with the filing requirements of Section 16(a), except for the following, all of which were inadvertently filed late as a result of administrative errors by the Company: a Form 4 for Mark W. Peterson reporting the grant of stock options which was filed on July 28, 2005 and a Form 4 for Gary A. Cornett reporting the grant of stock options which was filed on April 5, 2005.

Shareholder Proposals for Next Year’s Annual Meeting

Shareholder proposals intended for inclusion in next year’s Proxy Statement should be sent to Christopher J. Wilson, General Counsel and Secretary, Cincinnati Bell Inc., 201 East Fourth Street, Cincinnati, Ohio 45202, and must be received by November 24, 2006. Any such proposal must comply with Rule 14a-8 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended. Any shareholder, who intends to propose any other matter to be acted upon at the 2007 annual meeting of shareholders without inclusion of such proposal in the Company’s Proxy Statement, must inform the Company no later than February 7, 2007. If notice is not provided by that date, the persons named in the Company’s proxy for the 2007 annual meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2007 annual meeting of shareholders.

Shareholders may propose director candidates for consideration by the Governance and Nominating Committee of the Board of Directors. Any such recommendations should be directed to Christopher J. Wilson, General Counsel and Secretary, Cincinnati Bell Inc., 201 East Fourth Street, Cincinnati, Ohio 45202, and must be received no later than November 24, 2006 for the 2007 annual meeting of shareholders.

Other Matters to Come Before the Meeting

At the time this Proxy Statement was released for printing on March 20, 2006, the Company knew of no other matters that might be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the voting shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons voting them.

Financial Statements and Corporate Governance Documents Available

The Cincinnati Bell Annual Report on Form 10-K for the year ended December 31, 2005, which includes the consolidated financial statements of the Company and its subsidiaries, and the Company’s Summary Annual Report 2005 have been mailed to shareholders in the package of materials that includes this combined Proxy Statement, Annual Report on Form 10-K and Summary Annual Report. If you would like a copy of the combined Proxy Statement, Annual Report on Form 10-K and Summary Annual Report as filed with the SEC, or any other document incorporated by reference into this Proxy Statement, please write to Christopher J. Wilson, General Counsel and Secretary, Cincinnati Bell Inc., 201 East Fourth Street, Cincinnati, Ohio 45202, and the Company will send you one free of charge. You may also obtain a copy of any of the following corporate governance documents from the Company’s website, www.cincinnatibell.com, in the Corporate Governance Section of the Corporate Information webpage or by writing Christopher J. Wilson, General Counsel and Secretary, Cincinnati Bell Inc., 201 East Fourth Street, Cincinnati, Ohio 45202, for a free copy: the Audit and Finance Committee Charter, the Compensation Committee Charter, the Governance and Nominating Committee Charter, the Code of Business Conduct, the Code of Ethics for Senior Financial Officers, the Code of Ethics for Directors and the Corporate Governance Guidelines.

Proxy Statements for Shareholders Sharing the Same Household Mailing Address

As part of the Company’s efforts to reduce costs and increase efficiency, when possible, only one copy of this combined Proxy Statement, Annual Report on Form 10-K and Summary Annual Report has been delivered to multiple shareholders sharing the same household mailing address, unless the Company has received contrary instructions from one or more of the shareholders at that address.

Upon written or oral request, Cincinnati Bell will promptly provide a separate copy of this combined Proxy Statement, Annual Report on Form 10-K and Summary Annual Report to a shareholder at a shared address to which a single copy was delivered. If your household mailing address is shared with other shareholders and you did not receive a combined Proxy Statement, Annual Report on Form 10-K and Summary Annual Report, but would like to receive a separate copy of this item as well as future Company communications, please contact the following:

For beneficial owners, please contact your broker.

For shareholders of record, please contact our transfer agent, Computershare, at the following address:

Computershare Investor Services, LLC

Shareholder Services

7550 Lucerne Drive, Suite 103

Cleveland, Ohio 44130-6503

If shareholders residing at the same household mailing address are currently receiving multiple copies of Company communications but would like to receive only one in the future, please send written notice to your broker (for beneficial owners) or to Computershare (for shareholders of record) at the above address. In the written notice, please indicate the names of all accounts in your household, and you will be forwarded the appropriate forms for completion.

Each shareholder participating in the householding program will, however, continue to receive a separate proxy card or voting instruction card.

Electronic Delivery of Materials

Shareholders can also enroll for electronic delivery of the Company’s future Proxy Statements, Annual Report on Form 10-Ks and Summary Annual Reports by registering on our website, www.cincinnatibell.com, in the Electronic Shareholder Communications Enrollment section of the Investor Relations webpage.

Each shareholder participating in the electronic delivery of materials will, however, continue to receive a separate proxy card or voting instruction card.

Shareholder Communications with the Board of Directors

Shareholders or other interested parties may communicate with the board of directors, any individual director, the non-management directors as a group, or the director who presides at meetings of the non-management directors. Cincinnati Bell has established procedures for such shareholder communications. Shareholders should send any communications to Christopher J. Wilson, General Counsel and Secretary, Cincinnati Bell Inc., 201 East Fourth Street, Cincinnati, Ohio 45202, and identify the intended recipient or recipients. All communications addressed to the board of directors or any identified director or directors will be forwarded to the identified person or persons.

By Order of the Board of Directors

Christopher J. Wilson

General Counsel and Secretary

March 15, 2006

SOLICITATION OF PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL

MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2006.

THE BOARD RECOMMENDS VOTING “FOR” EACH NOMINEE AND “FOR” EACH PROPOSAL

The undersigned hereby appoints Bruce L. Byrnes, Robert W. Mahoney and Daniel J. Meyer, each or any of them, as proxies, with full power of substitution, to represent and to vote all common shares and 6 3/4% Cumulative Convertible Preferred Shares of Cincinnati Bell Inc. held of record by the undersigned at the close of business on February 28, 2006, at the Annual Meeting and at any adjournment or postponement thereof, notice of which Annual Meeting together with the related Proxy Statement has been received. The proxies are directed to vote the shares as follows:

ITEM 1	Authority to vote for the election of three Class I directors whose terms expire in 2009.	FOR / / ALL NOMINEES LISTED (EXCEPT AS MARKED TO THE CONTRARY BELOW)	WITHHELD / /

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST BELOW:

Carl Redfield	David B. Sharrock	Alex Shumate

ITEM 2	The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Company for the year 2006.	FOR / /	AGAINST / /	ABSTAIN / /

(CONTINUED ON REVERSE SIDE)

[LOGO]

CINCINNATI BELL INC.

c/o Computershare Investor Services, LLC

Shareholder Services

7550 Lucerne Drive, Suite 103

Cleveland, Ohio 44130-6503

FOLD AND DETACH HERE

Please vote, date and sign below and return this proxy card promptly in the enclosed envelope. If you attend the meeting and wish to change your vote, you may do so by revoking your proxy card and casting your vote at the meeting. This proxy form, when properly executed, will be voted in accordance with the directions given by the shareholder. If no directions are given hereon, the proxy card will be voted FOR the election of directors and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Company for the year 2006. This proxy delegates discretionary authority with respect to any other matters which may come before the meeting.

Dated , 2006

SIGNATURE

Please sign exactly as your name(s) appears on this Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide the full name of the corporation and the title of authorized officer signing the proxy.